EXHIBIT-10.A

Skyworks Solutions, Inc. Cash Compensation Plan for Directors
(as of January 29, 2013)

Directors who are not employees of Skyworks Solutions, Inc. are paid an annual retainer of $55,000. Additional annual retainers are paid to the Chairman of the Board ($40,000); the Chairman of the Audit Committee ($20,000); the Chairman of the Compensation Committee ($15,000); and the Chairman of the Nominating and Governance Committee ($10,000). Additional annual retainers are also paid to directors who serve on committees in roles other than as Chairman as follows: Audit Committee ($10,000); Compensation Committee ($7,500); and Nominating and Corporate Governance Committee ($5,000). All retainers are paid in quarterly installments. In addition, the Compensation Committee retains discretion to recommend to the full Board of Directors that additional cash payments be made to a non-employee director(s) for extraordinary service during a fiscal year.